                                                                                                                                                              EX 23.2
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Emeritus Corporation of our report dated June 7, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement) on the consolidated balance sheets of Summerville Senior Living, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006, incorporated by reference from the Current Report on Form 8-K dated June 11, 2007 and to the reference to us under the heading “Experts” in this prospectus.

/s/ Deloitte & Touche, LLP

San Francisco, California
December 28, 2007